Contact Information: Scott C. McDonald President & Chief Executive Officer Tel 408-852-8009 Fax 408-852-8109 smcdonald@castelle.com	Karin Reak Director of Marketing Tel 408-852-8034 Fax 408-852-8134 kreak@castelle.com

FOR IMMEDIATE RELEASE	AUGUST 21, 2006

Castelle Announces Stock Buyback Program

MORGAN HILL, CA – August 21, 2006 – Castelle® (Nasdaq: CSTL), a leader in ‘all-in-one’ network fax solutions for the business and enterprise markets, today announced that its Board of Directors has authorized an investment of up to $1 million for the repurchase of its common stock as part of a new buyback program.

“We believe that the current share price does not accurately reflect Castelle’s long-term growth prospects and therefore represents an excellent investment opportunity for both the company and our shareholders,” said Scott McDonald, President and CEO. “We believe this initiative will likely result in the most effective use of our capital. In addition, the strength of our balance sheet enables us to simultaneously execute this program while still retaining significant flexibility to achieve our long-term growth strategies and build greater shareholder value,” concluded Mr. McDonald.

The timing and exact number of shares purchased will be at the Company’s discretion and will depend on market conditions. All repurchases, which are expected to be funded from the Company’s current cash position of over $7 million, may occur in open market, negotiated or block transactions. The Company does not intend to repurchase any shares from its management team or other insiders. This stock buyback program does not obligate the Company to acquire any specific number of shares and may be suspended or discontinued at any time. As of June 30, 2006, the Company has approximately 4 million shares of common stock outstanding.

About Castelle

Castelle (Nasdaq: CSTL), a market leader in ‘all-in-one’ network fax solutions for business and enterprise, develops office automation systems that allow organizations to easily implement faxing over local area networks and the Internet. Castelle’s network fax servers, FaxPress™, FaxPress Premier™, and FaxPress Enterprise™ provide a simple way to integrate fax with email, desktop and back-end applications. Castelle products are designed to be easy to use and maintain, and provide an economical way for companies to share resources over the network. Castelle was founded in 1987 and is headquartered in Morgan Hill, California. Its products are available through a worldwide network of distributors, resellers, and online retailers. Visit Castelle online at www.castelle.com.

FaxPress™, FaxPress Premier™, and FaxPress Enterprise™ are trademarks of Castelle. All other trademarks are the property of their respective owners.

If you would like to be added to Castelle’s investor email list, please contact Karin Reak at kreak@castelle.com.

Forward-Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainties relating to future events, including, but not limited to, the Company’s plan to repurchase its common stock, statements regarding management’s strategy, the Company’s expectations of future operating results and the ability to build greater shareholder value. Actual events or the Company’s results may differ materially from the events or results discussed in the forward-looking statements due to many factors, including fluctuations in the market price of the Company’s common stock, general fluctuations in the capital markets, and the ability of the Company to maintain profitability and positive cash flow. Additional potential factors that could affect Castelle’s business and financial results are detailed in the Company’s reports to the Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended December 31, 2005, and the Form 10-Q for the quarter ended June 30, 2006. All forward-looking statements are based on information available to Castelle on the date hereof, and Castelle assumes no obligation to update such statements.

# # # # #